VENTURE LENDING & LEASING IV, INC.

Secretary’s Certificate

I, Martin D. Eng, the Secretary of Venture Lending & Leasing IV, Inc. (“VLLI IV” or “Fund IV”), hereby certify: that the following resolutions were duly adopted by the Board of Directors by unanimous written content dated June 23, 2009, and that such resolutions remain in full force and effect; and that such resolutions were approved by a majority of the directors of Fund IV who are not “interested persons” of the Fund.

WHEREAS, Rule 17g-1 under the Investment Company Act of 1940 (“Rule 17g-1”) requires that the Corporation maintain a fidelity bond to protect against employee theft, and that the Corporation’s directors approve the form and amount of such bond no less frequently than annually; and

WHEREAS, the directors have reviewed a memorandum discussing the proposed amount of a fidelity bond for the Corporation and the factors to be considered by the directors in approving such bond, as well as a specimen of such proposed bond.

NOW, THEREFORE, BE IT RESOLVED, that the fidelity bond for the Corporation, in the aggregate amount of $600,000 and in the form presented to the Board (the “Bond”), is hereby approved; and

RESOLVED, FURTHER, that Martin D. Eng be, and hereby is, authorized and directed, for and on behalf of the Corporation, to file and give notice of Bond pursuant to Rule 17g-1.

I am also providing the following statements in accordance with Rule 17g-1:

The premium for the bond has been paid through June 30, 2010

IN WITNESS WHEREOF, I have hereunto signed my name this 7th day of August, 2009.

/S/ Martin D. Eng

Martin D. Eng